Exhibit 99.1

Supernus Announces Third Quarter 2022 Financial Results

•Third quarter 2022 total revenues of $177.4 million, a 19% increase compared to third quarter 2021
•Increasing full year 2022 operating earnings guidance to $35 million to $45 million, from $20 million to $40 million previously
•Increasing full year 2022 total revenues guidance to $650 million to $680 million, from $640 million to $680 million previously
•Qelbree® continued its growth trajectory, with 94,328 prescriptions in third quarter 2022, a 50% increase compared to second quarter 2022
•Third quarter 2022 Qelbree net product sales of $18.3 million increased 65% compared to second quarter of 2022; First nine months 2022 Qelbree net product sales were $37.7 million
•Third quarter 2022 GOCOVRI® net product sales of $27.9 million increased 16% compared to net product sales reported by Adamas Pharmaceuticals, Inc. (Adamas) in third quarter of 2021; First nine months 2022 GOCOVRI net product sales of $75.2 million increased 22% compared to net product sales reported by Adamas in the first nine months of 2021
ROCKVILLE, MD, November 8, 2022 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the third quarter of 2022, and associated Company developments.
Qelbree Launch Update
•Total IQVIA prescriptions were 94,328 in the third quarter of 2022, an increase of 50% compared to total prescriptions of 62,938 in the second quarter of 2022. In September 2022, the most recent month available, total prescriptions reached 34,633.
•Qelbree continues to expand its base of prescribers, with approximately 14,265 prescribers in the third quarter of 2022, up from 9,276 prescribers from the second quarter of 2022.
Product Pipeline Update
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations (“off” episodes) in Parkinson's disease (PD)
•In October 2022, the Company announced the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) for the SPN-830 New Drug Application (NDA). The CRL does not request additional efficacy and safety clinical studies, but rather requires additional information and analysis related to the infusion device and drug product across several areas of the NDA, including labeling, product quality and manufacturing, device performance and risk analysis. In addition, the FDA mentions that approval of the NDA requires inspections that could not be completed in a timely manner due to COVID-19 travel restrictions. Supernus will continue to work closely with its partners and the FDA to address all questions, and when possible, provide clarity regarding the potential timing of a resubmission of the NDA. The FDA has made an initial determination that the amendment to the Company’s application in response to the CRL will be subject to a Class 2, or six-month, review timeline.
SPN-820 - Novel first-in-class activator of mTORC1
•The Phase II multi-center, randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression is ongoing. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 270 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.
SPN-817 – A novel product candidate for the treatment of epilepsy
•An open-label Phase II clinical study of SPN-817 in patients with treatment-resistant seizures is expected to start in the fourth quarter of 2022.
Financial Highlights
Net Product Sales
For the three months ended September 30, 2022, net product sales were $172.7 million, a 19% increase over net product sales of $145.5 million for the same period in 2021. For the nine months ended September 30, 2022, net product sales were $485.6 million, an 18% increase over net product sales of $412.5 million for the same period in 2021. The increases in both periods were primarily due to net product sales of GOCOVRI and growth in net product sales of Qelbree and Oxtellar XR.
The following table provides information regarding net product sales during the three and nine months ended September 30, 2022 and 2021 (dollars in millions):

	Three Months Ended September 30			Nine Months Ended September 30
	2022	2021	Change %	2022	2021	Change %
Net product sales
Trokendi XR®	$69.6	$80.9	(14)%	$204.0	$231.5	(12)%
Oxtellar XR®	30.5	29.7	3%	88.0	82.1	7%
GOCOVRI(1)	27.9	—	**	75.2	—	**
Qelbree	18.3	2.4	**	37.7	2.7	**
APOKYN®	18.3	24.6	(26)%	57.2	73.3	(22)%
Other(2)	8.1	7.9	3%	23.5	22.9	3%
Total net product sales	$172.7	$145.5	19%	$485.6	$412.5	18%
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(1) The Company acquired Adamas Pharmaceuticals, Inc. in November 2021 (the "Adamas Acquisition").
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
** Not meaningful
Operating earnings (GAAP and non-GAAP)
For the three months ended September 30, 2022, operating loss (GAAP) was $1.5 million, as compared to operating earnings (GAAP) of $32.6 million for the same period in 2021. For the nine months ended September 30, 2022 operating earnings (GAAP) were $11.8 million, as compared to $79.9 million for the same period in 2021. The decreases in both periods were primarily due to activities to support the launch of Qelbree to the adult population, the Qelbree direct-to-consumer campaign, which substantially occurred in the third quarter of 2022, and amortization of acquired intangible assets from the Adamas Acquisition.
For the three months ended September 30, 2022, adjusted operating earnings (non-GAAP) were $25.4 million, compared to $43.3 million in the third quarter of 2021. For the nine months ended September 30, 2022, adjusted operating earnings (non-GAAP) were $91.1 million, compared to $106.0 million for the same period of 2021.

Reconciliation of GAAP to Non-GAAP Adjustments
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Operating earnings (loss) - As Reported (GAAP)	$(1.5)	$32.6	$11.8	$79.9
Adjustments:
Amortization of intangible assets	20.6	6.0	61.9	18.0
Share-based compensation	5.0	4.0	13.3	13.9
Contingent consideration expense (gain)	0.5	0.1	1.9	(7.7)
Depreciation	0.8	0.6	2.2	1.9
Operating earnings - As Adjusted (non-GAAP)	$25.4	$43.3	$91.1	$106.0
Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation. The increase in amortization of intangible assets for the three and nine months period ended September 30, 2022 was due to the amortization of acquired intangible assets from the Adamas Acquisition in November 2021.
Net earnings (GAAP)
For the three months ended September 30, 2022, net earnings (GAAP) and diluted earnings per share (GAAP) were $1.7 million and $0.03, respectively, as compared to $21.6 million, or $0.40 per diluted share, in the same period in 2021.
For the nine months ended September 30, 2022, net earnings (GAAP) and diluted earnings per share (GAAP) were $35.2 million and $0.62, respectively, as compared to $51.0 million, or $0.94 per diluted share, in the same period in 2021.
Cash, cash equivalents and marketable securities
At September 30, 2022, the Company’s cash, cash equivalents, current and long-term marketable securities are approximately $523.7 million, compared to $458.8 million as of December 31, 2021. This increase was primarily due to cash generated from operations.
Full Year 2022 Financial Guidance (GAAP)
For full year 2022, the Company is raising the midpoint and narrowing the expected ranges of full year 2022 financial guidance for total revenues and operating earnings (GAAP). The Company’s revised full-year 2022 financial guidance is set forth below (dollars in millions):

Amount
Total revenues (1)	$650 - $680
Combined R&D and SG&A expenses	$460 - $475
Operating earnings (2)	$35 - $45
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(1) Includes net product sales and royalty revenue.
(2) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2022 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating earnings on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount
Operating earnings - GAAP	$35 - $45
Adjustments:
Amortization of intangible assets	$80 - $84
Share-based compensation	$16 - $20
Contingent consideration	$2 - $3
Depreciation	$2 - $3
Operating earnings - non-GAAP	$135 - $155

Non-GAAP Financial Information
This press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measures. Including such measures may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2022 financial guidance is also being provided on both a reported and a non-GAAP basis.
Conference Call Details
Supernus will host a conference call and webcast today, November 8, 2022, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of Adamas; the Company’s ability to increase its net revenue from its products and the products of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$111,492	$203,434
Marketable securities	280,297	136,246
Accounts receivable, net	164,086	148,932
Inventories, net	83,165	85,959
Prepaid expenses and other current assets	24,846	27,019
Total current assets	663,886	601,590
Long-term marketable securities	131,937	119,166
Property and equipment, net	15,872	16,955
Intangible assets, net	722,761	784,693
Goodwill	117,383	117,516
Other assets	41,290	49,232
Total assets	$1,693,129	$1,689,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$110,302	$117,683
Accrued product returns and rebates	158,470	132,724
Contingent consideration, current portion	47,590	44,840
Convertible notes, net (a)	401,438	—
Other current liabilities	8,187	20,132
Total current liabilities	725,987	315,379
Convertible notes, net (a)	—	379,252
Contingent consideration, long-term	9,781	35,637
Operating lease liabilities, long-term	36,028	41,298
Deferred income tax liabilities (a)	58,164	85,355
Other liabilities	10,371	16,380
Total liabilities	840,331	873,301

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 54,053,513 and 53,256,094 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	54	53
Additional paid-in capital (a)	401,026	434,337
Accumulated other comprehensive earnings (loss), net of tax	(4,046)	1,539
Retained earnings (a)	455,764	379,922
Total stockholders’ equity	852,798	815,851

Total liabilities and stockholders’ equity	$1,693,129	$1,689,152
______________________________
(a) Effective January 1, 2022, the Company adopted the simplified convertible instruments accounting guidance (ASU 2020-06), which impacted the treatment of our Convertible Senior Notes Due 2023. The adoption of ASU 2020-06 increased the carrying amount of the convertible notes, net by $20.6 million, increased retained earnings by $40.6 million, reduced additional paid-in capital by $56.2 million, and decreased deferred tax liabilities by $5.0 million as of January 1, 2022.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenues
Net product sales	$172,724	$145,532	$485,647	$412,541
Royalty revenues	4,629	2,932	14,263	8,184
Total revenues	177,353	148,464	499,910	420,725

Costs and expenses
Cost of goods sold (a)	25,878	18,085	64,267	58,067
Research and development	19,554	19,654	56,778	69,389
Selling, general and administrative	112,314	72,032	303,249	203,024
Amortization of intangible assets	20,644	6,009	61,932	17,964
Contingent consideration expense (gain)	486	80	1,894	(7,650)
Total costs and expenses	178,876	115,860	488,120	340,794

Operating earnings (loss)	(1,523)	32,604	11,790	79,931

Other income (expense)
Interest expense	(1,724)	(5,925)	(5,476)	(17,489)
Interest and other income, net	2,803	2,281	19,289	8,682
Total other income (expense)	1,079	(3,644)	13,813	(8,807)

Earnings (Loss) before income taxes	(444)	28,960	25,603	71,124

Income tax (benefit) expense	(2,193)	7,398	(9,627)	20,142
Net earnings	$1,749	$21,562	$35,230	$50,982

Earnings per share
Basic	$0.03	$0.41	$0.66	$0.96
Diluted (b)	$0.03	$0.40	$0.62	$0.94

Weighted average shares outstanding
Basic	53,789,674	53,187,764	53,517,838	53,053,441
Diluted (b)	55,034,838	54,334,794	61,543,121	54,301,461
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(a) Excludes amortization of acquired intangible assets
(b) As a result of the adoption of ASU 2020-06 in January 1, 2022, for the 2022 periods presented, the Company used the if-converted method in calculating diluted earnings per share. The potential dilutive effect of the convertible notes, an increase of 6.8 million in dilutive shares, is included in the computation of diluted earnings (loss) per share if these are determined to be dilutive for the respective period.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com